Exhibit 99.1
Contact: Clay Williams
National Oilwell Varco, Inc.
713-346-7606
For Immediate Release
National Oilwell Varco, Inc. Announces Successful Acquisition of Grant Prideco, Inc. and Final Results of Exchange Offer Relating to 6⅛% Senior Notes due 2015 Issued by Grant Prideco, Inc.
HOUSTON, TEXAS, April 21, 2008—National Oilwell Varco, Inc. (NYSE:NOV) today announced the approval by the stockholders of Grant Prideco, Inc. of the previously announced merger agreement entered into by and among National Oilwell Varco, a wholly owned subsidiary of National Oilwell Varco and Grant Prideco at a special meeting of Grant Prideco’s stockholders held earlier today and the completion of National Oilwell Varco’s acquisition of Grant Prideco pursuant to the merger agreement. With the closing of the merger transaction, each issued and outstanding share of Grant Prideco common stock has been converted into the right to receive 0.4498 of a share of common stock of National Oilwell Varco and $23.20 in cash. Under the terms of the merger agreement, Grant Prideco merged with and into a wholly owned subsidiary of National Oilwell Varco.
As a result of the merger transaction, National Oilwell Varco issued approximately 56.86 million shares of its common stock and paid approximately $2.93 billion in cash, which was funded using a combination of proceeds from two new credit facilities and cash on hand.
In connection with the merger transaction, National Oilwell Varco also announced today the final results of its related exchange offer. Beginning on March 20, 2008, National Oilwell Varco offered to exchange all properly tendered and accepted 6 1/8% Senior Notes due 2015 issued by Grant Prideco for 6 1/8% Senior Notes due 2015 issued by National Oilwell Varco. As of the expiration deadline of 9:00 a.m., New York City time, on April 21, 2008, $150,816,000 in aggregate principal amount of 6 1/8% Senior Notes due 2015 issued by Grant Prideco, representing approximately 86% of the outstanding Grant Prideco notes, had been validly tendered (and not withdrawn) in the exchange offer. In connection with the consummation of the exchange offer, National Oilwell Varco accepted such tendered notes and issued $150,816,000 in the aggregate principal amount of its 6 1/8% Senior Notes due 2015.
About National Oilwell Varco, Inc.
National Oilwell Varco is a worldwide leader in the design, manufacture and sale of equipment and components used in oil and gas drilling and production, as well as in providing supply chain integration services to the upstream oil and gas industry.
About Grant Prideco, Inc.
Grant Prideco is a world leader in drill stem technology development and drill pipe manufacturing, sales and service, as well as a leader in drill bit and specialty tools, manufacturing, sales and service.

Cautionary Statement Regarding Forward-Looking Statements
Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements include, without limitation, statements regarding any effect or benefit of the transaction and any other statements that are not historical facts. Other risks and uncertainties, which are more fully described in documents filed with the Securities and Exchange Commission, including Annual Reports on Form 10-K, could cause actual results to differ from those contained in the forward-looking statements.
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